Exhibit 10.2

ALERUS FINANCIAL CORPORATION

DEFERRED COMPENSATION PLAN FOR DIRECTORS

PLAN FREEZE AMENDMENT

December 12, 2023

WHEREAS, Alerus Financial Corporation (the “Company”), maintains the Alerus Financial Corporation Deferred Compensation Plan for Directors, as restated effective as of January 1, 2005, and as may be amended from time to time (the “Plan”);

WHEREAS, for purposes of this Amendment, capitalized terms used herein that are not defined shall have the meanings given to them in the Plan;

WHEREAS, the Company desires to amend the Plan to implement a Plan freeze, effective as of December 31, 2023, as well as make certain other administrative amendments in connection with such Plan freeze; and

WHEREAS, the Board of Directors of the Company (the “Board”) has the authority to amend the Plan, pursuant to Section 8.1.3 of the Plan.

NOW THEREFORE BE IT RESOLVED, that the Board hereby amends the Plan as follows, effective as of December 31, 2023:

1.	A new Article I-A shall be added to the Plan immediately preceding Article I of the Plan to provide as follows:

“ARTICLE I-A

PLAN FREEZE AMENDMENT

1.1-A	Implementation of Plan Freeze. The Plan is hereby frozen as of December 31, 2023 (the ‘Freeze Effective Date’). Notwithstanding any provision of the Plan to the contrary, on and after the Freeze Effective Date: (i) no new Directors shall be permitted to participate in the Plan; (ii) no deferral elections with respect to any Fees (or any other compensation) relating to service periods following the 2023 calendar year shall be permitted under the Plan; and (iii) any Participant deferral election that would otherwise roll forward and apply automatically in respect of future Plan Years shall be deemed null and void with respect to future Plan Years.”

2.	Section 3.1.3 shall be deleted in its entirety and replaced with the following:

“3.2.2 [Reserved].”

3.	A new Article 4.3-A shall be added to the Plan immediately preceding Article 4.3 of the Plan to provide as follows:

“4.3-A Investment Options; Earnings and Losses.

4.3.1-A	The Company may select one or more Investment Options for the deemed investment of Accounts under the Plan. The Company may change, discontinue, or add to the Investment Options at any time. Participants may designate the available Investment Option(s) for the hypothetical investment of the Participant’s Account on the form provided by the Company (or third party administrator of the Plan) and may make subsequent changes to the Participant’s selections in accordance with procedures established by the Company. Details regarding the applicable Investment Options will separately be made available to the Participants. There is no guarantee that any particular Investment Option, or that a minimum number of Investment Options, will be available at the time of any particular election or otherwise. Each Participant Account shall be adjusted for earnings or losses based on the applicable Investment Option(s), on such dates as determined by the Company. For purposes of the foregoing, “Investment Options” means the investment fund or funds (or other investments options) selected by the Company for hypothetical investment of Accounts.”

4.	A new Section 4.3.3 shall be added to the Plan to provide as follows:

“4.3.3	Freezing of Earnings Credits. Notwithstanding the foregoing provisions of this Section 4.3, or any other provision of the Plan to the contrary, no Accounts will accrue Earnings Credits following January 31, 2024.”

5.	All terms and conditions of the Plan other than those specifically amended herein shall be unaffected by this amendment and shall continue in full force and effect.